_________________________ , 1997

Natural Wonders, Inc.
4209 Technology Drive
Fremont, CA 94538

     Re: Sale and Purchase of the Assets of What A World!, Inc.
     ----------------------------------------------------------

Ladies and Gentlemen:

          We have acted as legal counsel to What A World!, Inc. (the "Seller") in connection with the sale to Natural Wonders, Inc. (the "Buyer") of certain of the assets of the Seller, pursuant to a certain Asset Purchase Agreement, dated March 1, 1997 (the "Agreement"). This opinion is furnished to you pursuant to
Section 4.4 of the Agreement. All capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

          We have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Seller's Certificate of Incorporation and By-Laws, each as amended to date, and minutes of meetings or written actions taken without a meeting of stockholders and the Board of Directors of the Seller and (ii) such other corporate records of the Seller, certificates or comparable documents or telegrams of public officials, certificates of officers and representatives of the Seller and other documents as we deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, conformed or reproduced copies and the authenticity of the originals of such latter documents. We have also assumed the due authorization, execution and delivery of agreements and other documents by each party thereto (other than the Seller) and that each such agreement and document is valid, binding and enforceable against such additional parties. As to any facts material to this opinion, we have relied upon statements, information and representations made to us by one or more stockholders, officers and/or other representatives of the Seller and in the certificates of public officials referred to above, and upon the representations and warranties contained in the Agreement and we do not believe we are not justified in relying upon such statements, information, representations and certificates. As counsel to the Seller, we are in general familiar with its legal affairs. We do not, however, serve as
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__________________, 1997
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counsel to the Seller on all matters, and we are not called upon to review all matters of a legal nature affecting its business. There exist matters of a legal or factual nature relating to the Seller with respect to which we have not been consulted by the Seller and concerning which we have no, or limited, knowledge. Without limiting the generality of the foregoing, this letter does not relate to
(i) the Store Leases or (ii) trademark and other intellectual property matters.

          Please be advised that phrases such as "to our knowledge", "known to us," or similar language, means actual (i.e., not constructive) knowledge of attorneys within our firm who have given substantive attention to the Seller during the course of this firm's representation thereof after inquiring of officers and representatives of the Seller and review of the documents referred to in the officers' certificates provided to us by the Seller's President but without independent investigation. We have not performed any litigation, lien, judgment, tax, UCC or other search with respect to the Seller.

          We are lawyers admitted to practice only in the State of New York, and do not purport to be experts in the laws of any other jurisdiction other than the federal laws of the United States of America. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such state. Accordingly, the following opinion is limited solely to matters covered by the laws of New York, the federal laws of the United States of America and by the General Corporation Law of the State of Delaware (except in each case as limited by the foregoing paragraphs). Since the Seller is organized and existing under the laws of the State of Delaware, we have relied, in part, upon our examination of and experience with the General Corporation Law of the State of Delaware without obtaining the opinion of counsel admitted to practice in such state. Furthermore, to the extent this opinion addresses matters governed by the contract laws of the State of Delaware, by which the Agreement is stated to be governed, we have assumed that such laws are identical to the laws of the State of New York.

          Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

          1. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power to carry on its business as it is now being conducted. [To our knowledge, the Seller is duly
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qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary and the failure to so qualify could have a material adverse effect on the Seller's Business or Assets.]

          2. The Seller has taken all required corporate actions necessary to authorize the execution, delivery and performance of the Agreement and all ancillary agreements attached thereto. The persons executing the Agreement on behalf of the Seller have been duly authorized to do so by the Seller.

          3. The execution, delivery, performance and compliance by the Seller with the terms of the Agreement and the transactions contemplated therein by the Seller will not result in a violation of, or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller and, to our knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree or order to which the Seller is bound or is a party. To our knowledge, the execution, delivery and performance of the Agreement and the transactions contemplated therein by the Seller will not result in a breach or default under any Contract, other than Store Leases (as to which we render no opinion), known to us to which the Seller is a party or by which the Seller or any of its properties or assets are bound, except for any breach or default that would not have a material adverse effect on the Seller's Business or Assets.

          4. No action of or filing with any governmental or public body or authority is required under the General Corporation Law of the State of Delaware or federal securities laws to authorize or is otherwise required under such laws for the validity of execution, delivery, and performance by the Seller of the Agreement, except where the failure to take such action or make such filing would not have a material adverse effect on the Seller's Business or Assets.

          5. The Agreement has been duly authorized, executed and delivered by the Seller and, subject to the limitations and qualifications set forth below, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

          6. Except as set forth in the Schedules to the Agreement, we do not know of any pending suit, action, investigation or inquiry by any governmental body, or arbitration
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Page 4

proceedings or any material labor dispute relating to or affecting the Seller, its assets or its business.

          The opinions stated in this letter as to the enforceability of the Agreement or any of the Buyer's rights and or remedies thereunder is limited by, and subject to: (i) the applicability of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws generally affecting the rights of creditors; (ii) the efficacy or availability of specific performance, injunctive relief or any other equitable remedy, and the effect of general principles of laws, judicial decisions and equitable principles that may restrict or impair the enforcement of certain waivers, consents, or rights and remedies provided for in the Agreement; and (iii) compliance with the implied covenant of good faith and fair dealing.

          This opinion is rendered only for the benefit of the Buyer in connection with the Agreement, and may not be used, quoted or otherwise referred to, and may not be filed with, or furnished to or relied upon by, any governmental agency or entity or any other person, firm, corporation or other entity without the prior written authorization of this firm. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.

          Please be advised that James Martin Kaplan, a partner in this firm, is a director and securityholder of the Seller.

                                             Very truly yours,